Exhibit 10.4

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

YUM! BRANDS, INC.

AND

YUM CHINA HOLDINGS, INC.

DATED AS OF OCTOBER 31, 2016

i

Table of Contents

(continued)

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of October 31, 2016 is by and between Yum! Brands, Inc., a North Carolina corporation (“YUM”) and Yum China Holdings, Inc., a Delaware corporation (“SpinCo”).

RECITALS

WHEREAS, the board of directors of YUM (the “YUM Board”) has determined that it is in the best interests of YUM and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the YUM Board has determined that it is appropriate and desirable to separate the SpinCo Business from the YUM Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis and in accordance with a distribution ratio to be determined by the YUM Board, to holders of YUM Shares on the Record Date of all the outstanding SpinCo Shares owned by YUM (the “Distribution”);

WHEREAS, YUM, SpinCo and Yum Restaurants Consulting (Shanghai) Company Limited are entering into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”), dated as of the date hereof, in order to carry out, effect and consummate the Separation and the Distribution and set forth the principal arrangements between them regarding the terms of the Separation and the Distribution, and are entering into certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of YUM, SpinCo and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties have agreed that, after the Separation and Distribution, YUM will provide certain services to SpinCo and its Affiliates and that SpinCo will provide certain services to YUM and its Affiliates, each on a transitional basis following the Separation and in accordance with the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings, and capitalized terms used herein and not otherwise defined in this Article I shall have the respective meanings assigned to them in the Separation and Distribution Agreement.

“Actual Cost” shall have the meaning set forth in Section 4.4.

“Additional Services” shall have the meaning set forth in Section 3.1(b).

“Agreement” shall have the meaning set forth in the Preamble.

“Confidential Information” shall have the meaning set forth in Section 5.1(a).

“Consents” shall have the meaning set forth in Section 3.1(g).

“Control”, when used with respect to SpinCo, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of SpinCo, whether through the ownership of voting securities or other interests, by Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

“Current Capacity” shall have the meaning set forth in Section 3.1(c).

“Distribution” shall have the meaning set forth in the Recitals.

“Due Date” shall have the meaning set forth in Section 4.2(b).

“Fiscal Quarter” shall mean each of the three-month periods ending March, June, September and December.

“Initial Services” shall have the meaning set forth in Section 3.1(a).

“Invoice” shall have the meaning set forth in Section 4.1.

“Party” or “Parties” shall mean a party or the parties to this Agreement.

“Project Manager” shall have the meaning set forth in Section 3.5.

“Provider” shall mean, with respect to any particular Transition Service, the Party identified on the applicable Schedule as the Party to provide such Transition Service.

“Recipient” shall mean, with respect to any particular Transition Service, the Party identified on the applicable Schedule as the Party to receive such Transition Service.

“Recipient Business” shall mean (i) with respect to SpinCo as the Recipient, the SpinCo Business and (ii) with respect to YUM as the Recipient, the YUM Business.

“Related Parties” shall mean, as to either Party, that Party’s Affiliates, directors, officers employees, counsel, accountants, advisors, representatives and agents and, as to Provider, Third Parties engaged by Provider to provide Transition Services.

“Schedule” or “Schedules” shall mean any Schedule annexed hereto or all of the Schedules collectively (in each case including any Exhibit thereto).

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“Service Termination Date” shall mean, with respect to any Transition Service, the earlier of (i) the date Recipient terminates the provision of such Transition Service pursuant to Section 2.2 and (ii) the termination date specified with respect to such Transition Service on the Schedule applicable to such Transition Service, as such date may be extended or modified in accordance with the terms of this Agreement.

“SpinCo” shall have the meaning set forth in the Preamble.

“Term” shall have the meaning set forth in Section 2.1(b).

“Termination Notice” shall have the meaning set forth in Section 2.2(e).

“Transition Services” shall have the meaning set forth in Section 3.1(b).

“YUM” shall have the meaning set forth in the Preamble.

“YUM Board” shall have the meaning set forth in the Recitals.

ARTICLE II

TERM AND TERMINATION

2.1                               Term and Termination.  Unless otherwise terminated pursuant to Section 2.2, this Agreement shall commence on the date hereof and shall terminate:

(a)                                 with respect to any Transition Service, at the close of business on the Service Termination Date for such Transition Service; and

(b)                                 with respect to this Agreement, on the earlier of (i) the close of business on the final Service Termination Date or (ii) one (1) year after the date hereof (the period commencing on the date hereof and ending on the earlier of (i) and (ii), the “Term”), unless the Parties have agreed in writing to an extension of the Term.

2.2                               Early Termination.  Without limiting the rights of the Parties under any other provision of this Agreement, this Agreement may be terminated by YUM, on the one hand, or SpinCo, on the other hand, as follows:

(a)                           in the event that either YUM or SpinCo sends to the other Party initial written notice of a material breach of this Agreement by such other Party and the breaching Party fails to cure such material breach within twenty (20) days of receipt of such initial notice, by written notice by the non-breaching Party to the breaching Party;

(b)                           by written notice by either YUM, on the one hand, or SpinCo, on the other hand, as applicable, in the event that SpinCo or YUM (i) becomes insolvent or admits in writing its inability to pay its debts as they become due, (ii) has instituted against it a proceeding seeking a judgment of insolvency, suspension of payments or bankruptcy, or a petition is presented against it for its winding up or liquidation, in each case that is not dismissed within sixty (60) days, (iii) institutes a proceeding seeking a judgment of insolvency, suspension of payments or bankruptcy, or files a petition for its winding up or liquidation, (iv) makes a general assignment for the benefit of its creditors, (v) seeks or becomes subject to the appointment of a receiver over all or substantially all of its assets or (vi) any analogous procedure or step is taken in any jurisdiction;

(c)                            by written notice of YUM to SpinCo in the event of a change in the Person who has Control of SpinCo following the Distribution;

(d)                           by the mutual written consent of the Parties; or

(e)                            with respect to all or any one or more of the Transition Services provided to Recipient, and in accordance with the terms set forth in the Schedules (including, if set forth on the related Schedule, the required number of days for written notice), Recipient may terminate this Agreement with respect to all or any one or more of the Transition Services provided to Recipient, at any time and from time to time (except in the event such termination will constitute a breach by Provider of a third party agreement related to providing such Transition Services), by giving written notice to Provider of such termination (each, a “Termination Notice”).

2.3                               Effect of Termination.  Upon expiration of the Term or other termination of this Agreement, there shall be no liability on the part of either Party with respect to this Agreement, other than that such expiration or termination shall not (a) relieve a Party of any liabilities resulting from any breach hereof by such Party on or prior to the date of such expiration or termination, (b) relieve a Party of any payment obligation arising prior to the date of such expiration or termination or (c) affect any rights arising as a result of such a breach or such expiration or termination.  The provisions of this Section 2.3 and Articles V, VI, VII and X shall survive any expiration or termination hereof. In the event of any termination with respect to one or more, but less than all, of the Transition Services, this Agreement will continue in full force and effect with respect to any Transition Services not so terminated. Upon the termination of any or all of the Transition Services, Provider will cease, or will cause its applicable Affiliates or third party service providers to cease, providing the terminated Transition Services. Upon each such termination, Recipient will promptly pay to Provider all fees accrued through the effective date of the Termination Notice.

ARTICLE III

TRANSITION SERVICES

3.1                               Provision of Transition Services.

(a)                                 Transition Services.  Provider shall use commercially reasonable efforts to provide, or to cause to be provided, to Recipient, or to an Affiliate of Recipient, the transition services set forth in the Schedules (collectively, the “Initial Services”), in each case for the period beginning on the date hereof and ending on the applicable Service Termination Date.

Each Party acknowledges and agrees that neither Party shall have any obligation under this Agreement to provide any transition support or other services other than the Initial Services.  Each Initial Service required to be delivered under this Agreement, and any Additional Service (as defined below) as may be mutually agreed upon by the Parties from time to time, shall be provided in the English language, unless otherwise expressly set forth on the related Schedule.

(b)                                 Additional Services. From time to time prior to the expiration of the Term, the Parties may identify additional services to be provided in accordance with the terms of this Agreement (the “Additional Services” and, together with the Initial Services, the “Transition Services”). If the Parties mutually agree to add any Additional Service, the Parties will mutually create a Schedule or amend an existing Schedule for each such Additional Service setting forth a description of such Additional Service, the term during which such Additional Service will be provided, the price for such Additional Service and any other provisions applicable thereto. In order to become a part of this Agreement, such new Schedule or amendment to an existing Schedule must be in writing and signed by a duly authorized representative of each Party, at which time such Additional Service will, together with the Initial Services, be deemed to constitute a “Transition Service” for purposes of this Agreement and will be subject to the terms and conditions hereof. The Parties may, but are not required to, agree on Additional Services, and neither Party will have any obligation to agree to provide or receive any Additional Services.

(c)                                  Amount of Service.  Except as set forth in the Schedules, Provider shall use commercially reasonable efforts to provide or cause to be provided to Recipient the Transition Services in an amount up to the amount necessary for Recipient to (i) operate the Recipient Business at the level and capacity at which Recipient operated during the twelve-month period immediately prior to the date hereof (“Current Capacity”) and (ii) effect the Separation.

(d)                                 Level of Service.  Provider shall use commercially reasonable efforts to furnish or cause to be furnished to Recipient the Transition Services substantially in the manner in which they were provided to the Recipient Business immediately prior to the date hereof; provided, that nothing in this Agreement will require Provider to prioritize or otherwise favor Recipient over any third parties or any of Provider’s or Provider’s Affiliates’ business operations. The Parties acknowledge and agree that nothing contained in any Schedule will be deemed to (i) increase the level of service or standard of care required of Provider, (ii) expand the scope of the Transition Services to be provided as set forth in this Section 3.1 or (iii) limit Section 6.2 or 6.3, it being understood and agreed that Provider is not a commercial provider of any of the Transition Services and shall not be held to the same service standard as would a professional service provider with respect to such Transition Services.

(e)                                  Errors or Omissions.  Except as provided in Article VI, Provider’s sole responsibility to Recipient for errors or omissions committed by Provider in performing the Transition Services will be to correct such errors or omissions in the Transition Services at no additional cost to Recipient.

(f)                                   Means of Provision of Transition Services.  Provider shall have the sole responsibility and right to determine the personnel, assets and other resources used to provide the Transition Services, as well as the manner in which Provider provides the Transition Services, provided that the Transition Services are otherwise in compliance with the express requirements of this Agreement.  Except as set forth in a Schedule, Provider shall have the right to arrange for any of the Transition Services to be provided to Recipient directly or indirectly through any Affiliate of Provider or third party and, subject to Section 10.6, to assign its obligation to supply any specific Transition Service to any Affiliate or third party.  The Transition Services provided by Provider through any Affiliate or third party, or use of intellectual property, services or other assets owned by, licensed from or purchased from any Affiliate or third party, will be subject to the terms and conditions of any agreements with such Affiliates or third parties, and each Party will comply with such terms and conditions of such agreements to the extent applicable to such Party in connection with this Agreement. If Provider is unable to provide a Transition Service because it does not have the necessary assets because such asset was transferred from Provider to Recipient, the Parties will determine a mutually acceptable arrangement to provide the necessary access to such asset and, until such time as access is provided, Provider’s failure to provide such Transition Service will not constitute a breach of this Agreement.

(g)                                  Cooperation in Connection with Performance of Transition Services.  Recipient shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Provider (and its Affiliates and third party service providers) in connection with the performance of the Transition Services, including producing on a timely basis all information that is reasonably requested with respect to the performance of Transition Services; provided, that such cooperation does not unreasonably disrupt the normal operations of Recipient and its Affiliates. Such cooperation will include exchanging information, providing electronic access to systems used in connection with the Transition Services and obtaining or granting all consents, licenses, sublicenses, permits, registrations, authorizations or approvals (collectively, “Consents”) necessary to permit Provider to perform its obligations hereunder. Recipient will be solely responsible for paying for the costs of providing such cooperation and obtaining such Consents, including reasonable legal fees and expenses. The Parties shall reasonably cooperate to obtain any Consents that may be required from third parties in order for Provider to provide any of the Transition Services hereunder. Either Party providing electronic access to systems used in connection with Transition Services may limit the scope of access to the applicable requirements of the relevant matter through any reasonable means available, and any such access will be subject to the terms of Section 5.1. The exchange of information related to the provision of Transition Services hereunder will be made to the extent that (A) such information exists and is created in the ordinary course, (B) does not involve the incurrence of any material expense, and (C) is reasonably necessary for Provider to comply with its obligations hereunder. For the avoidance of doubt, and without limiting any privilege or protection that now or hereafter may be shared by Provider and Recipient, neither Party will be required to provide any document if the Party who would provide such document reasonably believes that so doing would waive any privilege or protection (e.g., attorney-client privilege) applicable to such document. If Provider reasonably believes it is unable to provide any Transition Service because of a failure to obtain necessary Consents contemplated by this Section 3.1(g), such failure shall not constitute a breach hereof by Provider and the Parties will cooperate to determine the best alternative approach; provided, that in no event will Provider be required to provide such Transition Service until an alternative approach reasonably satisfactory to Provider is found or the Consents have been obtained.

(h)                                 Modification of Transition Services.  The Parties agree and acknowledge that Provider may make changes from time to time in the manner of performing the applicable

Transition Services if Provider is making similar changes in performing similar services for itself, its Affiliates or other Third Parties, if any, and if Provider furnishes to Recipient substantially the same notice (in content and timing) as Provider provides to its Affiliates or other third parties, if any, respecting such changes. Without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, Provider may make any of the following changes without obtaining the prior consent of, and without prior notice to, Recipient: (i) changes to the process of performing a particular Transition Service that do not adversely affect the benefits to Recipient of Provider’s provision or quality of such Transition Service in any material respect or materially increase the charge for such Transition Service; (ii) emergency changes on a temporary and short-term basis; and (iii) changes to a particular Transition Service in order to comply with applicable Law or regulatory requirements.

3.2                               Use of Transition Services.  Recipient shall and shall cause its Affiliates to use or permit to be used the Transition Services (a) only in a manner consistent with the current use of such Transition Services in the operation of the Recipient Business and (b) only to the extent necessary to (i) operate the Recipient Business at the Current Capacity and (ii) effect the Separation.

3.3                               Right to Suspend Transition Services.  Notwithstanding anything to the contrary in this Agreement, Provider shall not be required to provide, and will incur no liability for not providing, all or any part of any Transition Service to the extent: (i) the performance of such Transition Service would require Provider to violate any applicable Law or Contract and (ii) a third party service provider or third party intellectual property or other asset used to provide any Transition Service ceases to be, or otherwise is not, available to Provider on commercially reasonable terms.  Any such non-provision of Transition Services will apply in each of clauses (i) and (ii): (a) only to the extent reasonably necessary for Provider to address the issue raised; (b) to the extent practicable, only after Provider has applied commercially reasonable efforts to reduce the amount or effect of any such restrictions; and (c) if Provider has delivered written notice thereof to Recipient.

3.4                               Access.  Recipient shall provide Provider, and any Affiliate or Third Party who provides the Transition Services on behalf of Provider, reasonable access to Recipient’s premises, or to the premises of any Affiliate of Recipient receiving the applicable Transition Services, during regular business hours and at such other times as are reasonably requested by Provider or such Affiliate or Third Party, for the purpose of providing the Transition Services.  Subject to obtaining any required consents, Recipient hereby grants to Provider during the Term, to the extent required, a non-exclusive license to use or access, as the case may be, all software, equipment, space and other items owned or leased by or licensed to Recipient or any of Recipient’s Affiliates, which are required for Provider, Provider’s Affiliates or a Third Party, as applicable, to perform the Transition Services.

3.5                               Project Managers.  Each of YUM, on the one hand, and SpinCo, on the other hand, shall designate in writing one or more individuals with all the requisite power and authority, in each such individual’s sole discretion, to authorize, approve and otherwise act on its behalf with respect to the Transition Services and other matters contained in this Agreement (each, a “Project Manager”).  Each of YUM and SpinCo may change its Project Manager or Project Managers, as the case may be, from time to time by written notice to the other Party.

Each Project Manager shall be authorized to receive on behalf of YUM or SpinCo, as the case may be, notices required or permitted herein other than with respect to notices of breach, claims or disputes, which notices shall be provided in accordance with Section 10.1.  Each of YUM, on the one hand, and SpinCo, on the other hand, may rely and shall be protected in acting or refraining from acting in reliance upon any oral or written statement, notice, request, direction, consent or other document or instrument delivered to it by the other Party’s Project Manager, or by any of the other Party’s Project Managers, as the case may be.  Each of YUM, on the one hand, and SpinCo, on the other hand, agrees to make its Project Manager or Project Managers, as the case may be, reasonably available to the other Party during regular business hours for consultation regarding any matters for which such Project Manager has responsibility under this Agreement.  The Project Managers of each of YUM and SpinCo shall meet from time to time to review and discuss matters relating to the performance of the Parties’ obligations under this Agreement.

3.6                               Security; Systems Compliance.

(a)                                 Without limiting or modifying (i) any maintenance obligations of a Party or other Person under the Separation and Distribution Agreement or any other Ancillary Agreement or (ii) any right of a Party or other Person under any such agreement (including YUM’s and its Affiliates’ rights to modify its practices and policies), during the Term, each Party shall, and shall cause its Affiliates to, maintain (and may reasonably upgrade or otherwise modify without adversely affecting the connectivity with, functionality of or compatibility with the systems of the other Party) its existing physical, information and other security practices and policies, except that, if an addition or change to such practices or policies is either (i) required by Provider’s outside auditors or (ii) required to be implemented by Provider by Law or a Governmental Authority, then each Party will implement the required changes as soon as practicable to the extent necessary to perform or receive Transition Services, but no later than the last day Provider has implemented such changes with respect to restaurants operated by it or its Affiliates that receive services similar to the Transition Service affected by such addition or change.  The Parties will reasonably cooperate in maintaining reasonable security measures with respect to any interfaces required between Provider and Recipient (and their respective Affiliates) in connection with the Transition Services.

(b)                                 At all times during the Term, each Party shall not, and shall cause its Affiliates not to, introduce, and shall take, and shall cause its Affiliates to take, commercially reasonable measures to prevent the introduction, into the other Party’s (or its Affiliates’) computer systems, networks, databases, or software any viruses or any other contaminants (including, but not limited to, codes, commands, instructions, devices, techniques, bugs, web bugs, or design flaws) that (or that are intended to) access (without authorization), alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit or shut down such other Party’s (or its Affiliates’) computer systems, networks, databases, software, or other information or property.  Each Party shall not, and shall cause its Affiliates not to, tamper with, compromise or attempt to circumvent any physical or electronic security or audit measures employed by the other Party (or its Affiliates) in the course of its business operations or compromise the security of the other Party’s (or its Affiliates’) computer systems, networks, databases, or software.

ARTICLE IV

COMPENSATION

4.1                               Fees for Transition Services.  Recipient shall pay, or shall cause its Affiliates to pay, for Transition Services provided to Recipient and its Affiliates pursuant to the terms of this Agreement at the prices set forth for such Transition Services on the applicable Schedule. On or before the twentieth (20th) day of each month following the end of a month or Fiscal Quarter (at Provider’s discretion) during the Term, or following the month during which a Service Termination Date for particular Transition Services occurs, Provider shall prepare and deliver (or cause its applicable Affiliate to prepare and deliver) to Recipient an invoice or invoices, as applicable (each, an “Invoice”), setting forth the amounts payable by Recipient, or by an Affiliate of Recipient, if applicable, for the Transition Services during the preceding month, Fiscal Quarter or portion of a Fiscal Quarter, as the case may be.  Such amounts shall be calculated in accordance with the prices set forth in the applicable Schedules.  The first Fiscal Quarter shall be deemed to be the period beginning on the date of this Agreement and ending on December 31, 2016.

4.2                               Payment.

(a)                           Amounts payable by Recipient, or an Affiliate of Recipient, as set forth in an Invoice are due no later than twenty (20) days from the date of the Invoice.

(b)                           All payments hereunder shall be in United States dollars and shall be made by wire transfer to the account of Provider, as specified in writing by Provider from time to time.  Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement (the “Due Date”) shall accrue interest for the period from and including the date immediately following the Due Date through and including the date of payment at a rate per annum equal to the Prime Rate plus three percent (3%). Such rate shall be redetermined at the beginning of each calendar quarter following such Due Date. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

4.3                               Taxes.  Recipient shall pay Provider, in addition to the amounts calculated in accordance with Section 4.1, the amount of all Taxes in respect of the sale and delivery of any of the Transition Services; provided, that Recipient shall not be required to pay any Tax assessed on or measured by Provider’s net income. All fees and other consideration with respect to Transition Services will be paid free and clear of and without deduction or withholding for or on account of any Tax, except as may be required by applicable Law. If Recipient shall be required by applicable Law to deduct or withhold any Taxes from such payments, then (i) Recipient shall make such deductions or withholdings as are required by applicable Law, (ii) Recipient shall timely pay the full amount deducted or withheld to the applicable taxing authorities and provide Provider with receipts or other proof of such payment promptly upon receipt, and (iii) Recipient shall gross up its payment to Provider so that the net amount that Provider receives is the same that it would have received had the deductions or withholding taxes (including such deductions and withholding taxes applicable to additional sums payable under this Section) imposed by the applicable tax authorities not applied.

4.4                               Adjustment to Prices for Transition Services.  Unless a different time period is agreed to in writing by the Parties, at the end of each twelve (12) months during the Term, Provider will review the charges, costs and expenses actually incurred by Provider in providing any Transition Service (collectively, “Actual Cost”) during the previous twelve (12) months. In the event Provider determines that the Actual Cost for any Transition Service materially differs from the anticipated costs that were used by Provider to calculate the price for that Transition Service on the applicable Schedule, Provider will deliver to Recipient documentation for such Actual Cost and anticipated costs and the Parties will renegotiate in good faith to adjust the prices charged to Recipient for the applicable Transition Services prospectively.

ARTICLE V

CONFIDENTIALITY

5.1                               Confidentiality.

(a)                           Each Party shall hold, and shall cause its Related Parties to hold, in strict confidence, with at least the same degree of care and confidentiality that applies to such Party’s own confidential and proprietary information pursuant to policies in effect as of the Effective Time, all proprietary and confidential information of the other Party or any of such other Party’s Affiliates received by such Party or any of its Related Parties at any time pursuant to this Agreement or otherwise (collectively, “Confidential Information”) and shall not disclose the same to any third party which is not its Related Party nor use the same, except as expressly permitted by the terms hereof.  A Party’s or its Affiliate’s information shall not constitute Confidential Information for purposes of this Section 5.1(a) if such information is not subject to the protections on confidential and proprietary information set forth in Section 6.9 of the Separation and Distribution Agreement.  The provisions of Section 6.9 of the Separation and Distribution Agreement shall govern the confidentiality, disclosure and use of all Confidential Information.

(b)                           Without limiting any confidentiality, disclosure or use obligations set forth in the Separation and Distribution Agreement or any other Ancillary Agreement, the obligations of confidentiality under this Section 5.1 (i) with respect to Confidential Information that embodies trade secrets, know-how or similar Intellectual Property, shall indefinitely survive the expiration of the Term or other termination of this Agreement and (ii) with respect to all other Confidential Information, shall survive for a period of five (5) years from the date of the expiration of the Term or other termination of this Agreement.

ARTICLE VI

LIMITED WARRANTY; LIABILITY; RELATED MATTERS

6.1                               Limited Warranty.  Provider represents and warrants that it shall furnish or cause to be furnished all of the Transition Services only to the standard set forth in Section 3.1(d).

6.2                               Disclaimer of Implied Warranties.  EXCEPT AS SET FORTH IN SECTION 6.1, PROVIDER MAKES NO AND DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED,

INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, WITH RESPECT TO THE TRANSITION SERVICES. PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE TRANSITION SERVICES FOR ANY PURPOSE OR USE.

6.3                               Limitations on Liability.

(a)                                 Each Party acknowledges and agrees that the obligations of the other Party hereunder are exclusively the obligations of such other Party and are not guaranteed directly or indirectly by such other Party’s Affiliates, directors, officers, managers, employees or agents or any other Person.

(b)                                 Notwithstanding anything to the contrary in this Agreement, Recipient acknowledges and agrees that performance by Provider of the Transition Services pursuant to this Agreement will not subject Provider or any of its Related Parties to any liability whatsoever, except as directly caused by gross negligence or willful misconduct on the part of Provider or any of its Related Parties in providing the Transition Services; provided, that Provider’s liability as a result of any such gross negligence or willful misconduct will be limited to an amount not to exceed the lesser of (i) the price paid for the particular Transition Service, (ii) Recipient’s, or its Affiliate’s, cost of performing the Transition Service itself until the applicable Service Termination Date, (iii) Recipient’s cost of obtaining the Transition Service from a third party until the applicable Service Termination Date; provided further that Recipient will, and will cause its Affiliates to, exercise its commercially reasonable efforts to minimize the cost of any such alternatives to the Transition Services by selecting the most cost effective alternatives which provide the functional equivalent of the Transition Services replaced.

(c)                                  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS RELATED PARTIES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL, EXEMPLARY, REMOTE, SPECULATIVE OR PUNITIVE DAMAGES, LOST PROFITS OR SIMILAR DAMAGES SUFFERED BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), IN CONNECTION WITH ANY BREACH OR OTHER MATTER ARISING HEREUNDER OR ARISING IN ANY WAY OUT OF THIS AGREEMENT.  Notwithstanding anything to the contrary in this Agreement, Provider shall have no liability to Recipient to the extent any failure to provide to Recipient, or defect in, any Transition Service is caused by Recipient’s failure to comply with Section 3.1(g) or 3.4.

(d)                                 Each Party agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate, and to otherwise minimize, its damages, and those of its Related Parties, whether direct or indirect, resulting from, or arising in connection with, any failure by the other Party to comply fully with its obligations under this Agreement.

6.4                               Compliance with Law and Governmental Regulations.  Recipient will be solely responsible for (a) compliance with all Laws affecting the Recipient Business and (b) any use Recipient may make of the Transition Services to assist it in complying with such Laws. Without limiting any other provisions of this Agreement, the Parties agree and acknowledge that Provider has no responsibility or liability for advising Recipient with respect to, or ensuring Recipient’s compliance with, any public disclosure, compliance or reporting obligations of Recipient (including under the Securities Act of 1933, the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002), regardless of whether any failure to comply relates to information or Transition Services provided hereunder.

ARTICLE VII

INDEMNIFICATION

7.1                               Indemnification.  Subject to the limitations set forth in Article 6, Provider shall indemnify, defend and hold harmless Recipient and each of its Related Parties from and against any and all Liabilities directly arising or resulting from any gross negligence or willful misconduct by Provider or any of its Related Parties in providing the Transition Services.  Recipient shall indemnify, defend and hold harmless Provider and each of its Related Parties from and against any and all Liabilities arising or resulting from the provision by Provider or any of its Related Parties of the Transition Services, excluding (i) any costs or expenses incurred by Provider or any of its Related Parties to provide the Transition Services in the ordinary course or (ii) Liabilities directly arising or resulting from Provider’s, or any of its Related Parties’, gross negligence or willful misconduct in performing the Transition Services.

7.2                               Treatment of the Indemnification Claims.  The procedures for indemnification pursuant to this Article 7 shall be the same as the procedures set forth in Sections 4.5 and 4.6 of the Separation and Distribution Agreement.

ARTICLE VIII

INDEPENDENT CONTRACTOR

8.1                               Independent Contractor.  The relationship of Provider and Recipient is that of vendor and customer, and this Agreement does not, and shall not be deemed or construed to, create any partnership or joint venture relationship between the Parties or any of their respective Affiliates, successors or assigns.  Each Party understands and agrees that this Agreement does not make it or any of its Related Parties an agent or legal representative of the other Party or any of its Affiliates for any purpose whatsoever. No Party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other Party or any of its Affiliates, or to bind the other Party or any of its Affiliates in any manner whatsoever.  The Parties expressly acknowledge that Provider is an independent contractor with respect to Recipient in all respects, including with respect to the provision of the Transition Services.

ARTICLE IX

FORCE MAJEURE

9.1                               Force Majeure.  No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance of such obligation (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement, as applicable, as soon as reasonably practicable.

ARTICLE X

MISCELLANEOUS

10.1                        Notices.  Unless otherwise expressly provided herein, all notices, requests, claims, demands or other communications under this Agreement shall be delivered in accordance with the requirements for the provision of notice set forth in Section 10.5 of the Separation and Distribution Agreement.

10.2                        Amendments.  No provision of this Agreement may be waived, amended, supplemented or modified, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.3                        Non-Exclusivity.  Provider and its Affiliates may provide services of a nature similar to the Transition Services to any other Person. There is no obligation for Provider to provide the Transition Services to Recipient on an exclusive basis.

10.4                        Expenses.  Except as otherwise expressly provided for herein, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees, costs and expenses incurred prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement will be borne by the Party or the applicable member of such Party’s Group incurring such fees, costs or expenses.

10.5                        Waivers of Default; Remedies Cumulative.  Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.6                        Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, provided, that neither Party may assign any of its rights or assign or delegate any of its obligations under this Agreement without the express prior written consent of the other Party, except that (a) Recipient may assign its rights under this Agreement to any Affiliate or Affiliates of Recipient without the prior written consent of Provider, (b) Provider may assign or delegate any rights and obligations hereunder to (i) any Affiliate or Affiliates of Provider capable of providing such Transition Services hereunder or (ii) Third-Parties to the extent such Third-Parties are used to provide the Transition Services, in either case without the prior written consent of Recipient, and (c) an assignment by operation of Law in connection with a merger or consolidation will not require the consent of the other Party. Notwithstanding the foregoing, each Party will remain liable for all of its respective obligations under this Agreement.

10.7                        No Third Party Beneficiaries.  Except as provided in Articles 6 and 7, (a) the provisions of this Agreement are solely for the benefit of the Parties and do not and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement, and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement.

10.8                        Severability.  If any provision of this Agreement is determined by an arbitrator or by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect, as closely as possible, the original intent of the Parties.

10.9                        Entire Agreement.  This Agreement, together with the Separation and Distribution Agreement and the other Ancillary Agreements, contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

10.10                 Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of either Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

10.11                 Disputes.  The procedures for discussion, negotiation, mediation and arbitration set forth in Article VII of the Separation and Distribution Agreement shall apply to all disputes, controversies or claims that may arise out of or relate to this Agreement.

10.12                 Counterparts.  This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.  The provisions of Section 10.1(d) of the Separation and Distribution Agreement shall, for the avoidance of doubt, apply to the execution of this Agreement.

10.13                 Authority.  YUM represents on behalf of itself, and SpinCo represents on behalf of itself, as follows:

(a)                                 it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(b)                                 this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable against it in accordance with the terms hereof.

10.14                 Incorporation.  Sections 10.8 (No Set-Off), 10.10 (Headings), 10.15 (Interpretation) and 10.18 (Mutual Drafting) of the Separation and Distribution Agreement are hereby incorporated in this Agreement as if fully set forth herein.

[Signatures set forth on following page]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

YUM! BRANDS, INC.

By:	/s/ Greg Creed
Name: Greg Creed
Title: Chief Executive Officer

YUM CHINA HOLDINGS, INC.

By:	/s/ Micky Pant
Name: Micky Pant
Title: Chief Executive Officer

[Signature Page to Transition Services Agreement]

Schedule 1

QUALITY ASSURANCE TRANSITION SERVICES PROVIDED BY SPINCO

Transition Services

Service	Description	Service Termination Date
Quality Assurance Services

Kenny Poon to provide quality assurance and premium sourcing support to YUM, including identifying and qualifying suppliers for premium items (kid meal toys, balloons, etc.) to ensure they meet Yum! Brands Quality Assurance Standards (product quality, safety, regulatory compliance, etc.).

October 31, 2017

Price

Actual cost for travel and expense; 55% of actual cost for other costs, including compensation, benefits and occupancy.

Recipient and, if applicable, Affiliate of Recipient to receive the Transition Services

YUM

Provider and, if applicable, Affiliate of Provider or Third Party to provide the Transition Services

SpinCo; Bai Sheng Restaurants China Holdings LTD

Point of Contact, Recipient

Clive Newton, YUM Chief Food Safety Officer

Point of Contact, Provider

Harry Wang, SpinCo Head of Engineering

S-1-1

Schedule 2

BRAZIL POULTRY SUPPORT TRANSITION SERVICES PROVIDED BY YUM

Transition Services

Service	Description	Service Termination Date
Brazil Poultry Sourcing

Yum! Restaurantes do Brasil Ltda. (“Yum Brazil”) will source poultry from Brazil poultry suppliers according to SpinCo product and pricing specifications, as described in the Goods Sourcing Agreement dated the date hereof between SpinCo and Yum Brazil.

October 31, 2017

Price

U.S. $6,000 per month, which represents the actual cost to Yum Brazil.

Recipient and, if applicable, Affiliate of Recipient to receive the Transition Services

SpinCo; Yum Restaurants Consulting (Shanghai) Company Limited

Provider and, if applicable, Affiliate of Provider or Third Party to provide the Transition Services

YUM; Yum! Restaurantes do Brasil Ltda.

Point of Contact, Recipient

Danny Tan, SpinCo Chief Support Officer

Point of Contact, Provider

Carl Mount, YUM Vice President Supply Chain Management

S-2-1

Schedule 3

OFFICE LEASE TRANSITION SERVICES PROVIDED BY YUM

Transition Services

Service	Description	Service Termination Date
Office Lease

Pizza Hut of America, LLC to lease 520 square feet to SpinCo at 7100 Corporate Drive, Plano, Texas, 75024, as described in the office lease letter agreement dated the date hereof between SpinCo and Pizza Hut of America, LLC (the “Office Lease”).

October 31, 2017

Price

Actual cost which will include any third-party expenses incurred by Provider after the date hereof in connection with providing this Transition Service as set forth in the Office Lease.

Recipient and, if applicable, Affiliate of Recipient to receive the Transition Services

SpinCo

Provider and, if applicable, Affiliate of Provider or Third Party to provide the Transition Services

YUM; Pizza Hut of America, LLC

Point of Contact, Recipient

YuanYuan Chen, Sr. Director Finance US Office

Point of Contact, Provider

Jen Hall, Pizza Hut CORE Services

S-3-1

Schedule 4

INFORMATION TECHNOLOGY (“IT”) TRANSITION SERVICES

PROVIDED BY YUM

Transition Services

Service	Description	Service Termination Date
IT and Data Support

YUM to provide certain IT and Data Support services related to forwarding and replying to emails, spam filtering, use of current YUM circuits, voice support and virtual desktop (VDI) technology to access applications hosted in China for the employees using the Plano, Texas office space (see Schedule 3 and the Office Lease)

February 28, 2017

Price

Actual cost. Estimated costs, which may differ from actual costs, are as follows:

•                  Estimated monthly costs:

•                  $3,000 for spam filtering

•                  $7,900 to $9,000 for circuits

•                  $45 per user for VDI

•                  $16 per user for voice support

•                  Estimated one time set up costs:

•                  $4,000 for VDI

Recipient and, if applicable, Affiliate of Recipient to receive the Transition Services

SpinCo

Provider and, if applicable, Affiliate of Provider or Third Party to provide the Transition Services

YUM; Yum! Restaurant Services Group

S-4-1

Point of Contact, Recipient

Johnson Huang, SpinCo Chief Information and Marketing Support Officer

Point of Contact, Provider

David Held, YUM Director Corporate Systems

S-4-2